UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 19, 2004

CARE CONCEPTS I, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20958	86-0519152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 SW 10th Street, Deerfield Beach, Florida 33442

(Address of Principal Executive Office) (Zip Code)

(954) 363-4797

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry into a Material Definitive Agreement

ITEM 2.01

Completion of Acquisition or Disposition of Assets

ITEM 2.03

Creation of a Direct Financial Obligations

ITEM 3.02

Unregistered Sales of Equity Securities

I.

Overview

Care Concepts I, Inc. (the “Company”) is a media and marketing holding company with interests in online auctions and radio programming and, through the transaction disclosed below, owns an equity interest in Penthouse Media Group, Inc., an established media, entertainment and licensing company.

As previously disclosed in prior filings under the Securities Exchange Act of 1934, as amended, in July 2004, the Company entered into an agreement with PHSL Worldwide, Inc., formerly Penthouse International, Inc. (“PHSL”), to acquire 100% of the equity interests of Internet Billing Company LLC (“iBill”) from PHSL. Prior to June 2004, the Company had no business dealings or affiliation with PHSL.

On October 19, 2004, the Company consummated a series of transactions pursuant to agreements entered into in escrow on September 28, 2004 with GMI Investment Partners, PHSL and PET Capital Partners, LLC and its affiliates to acquire an equity interest in the reorganized General Media, Inc. (now known as Penthouse Media Group, Inc.) Penthouse Media Group, Inc. is the publisher of Penthouse Magazine, an adult content publication. The agreement and transaction was subject to final approval of the United States Bankruptcy Court for the Southern District of New York and the emergence of General Media and its subsidiaries from bankruptcy. The reorganized General Media emerged from bankruptcy protection on October 5, 2004 and was renamed Penthouse Media Group, Inc.

In order to finance its investment in reorganized Penthouse Media Group, Inc., the Company sold, in a series of private placement transactions, certain securities (the “Financing Securities”), represented by $9.525 million principal amount of its 10% Notes, due September 15, 2009 (the “10% Notes”), 35,000 shares of its Series E convertible preferred stock (the “Series E Preferred Stock”) and up to 54,500 shares of its Series F convertible redeemable senior secured preferred stock (the “Series F Preferred Stock”) to certain investors who provided $16.475 million in financing to the Company. In addition, the Company issued 45,000 shares of its Series G convertible preferred stock (the “Series G Preferred Stock”) to GMI Investment Partners.

In July 2004, the Company entered into an agreement to acquire iBill from PHSL in exchange for Company securities convertible into 49.9% of the Company’s fully-diluted common stock. As discussed below, the American Stock Exchange objected to the closing of the iBill transaction for, among other factors cited, public interest issues and has required the Company to supply additional information. Management believes that iBill is fully compliant with all applicable laws and is hopeful that it will be able to satisfy the inquiries of the AMEX so as to be able to consummate the iBill acquisition and retain its AMEX listing. If, however, the Company does not receive AMEX approval by January 21, 2005, it will nonetheless consummate the iBill acquisition and seek to relist its securities on the NASDAQ Stock Exchange or the NASD OTC-Bulletin Board. See V. Proposed iBill Acquisition and AMEX Approval. When the iBill transaction is consummated, PHSL will become the largest single shareholder of the Company.

Through these actual and contemplated investments, the Company is seeking to acquire interests in established operating businesses with ownership of well-known consumer brand names. A description of these transactions is set forth below.

Penthouse Media Group, Inc. (f/k/a General Media, Inc.)

Penthouse Media Group, Inc. is a brand-driven global entertainment business founded by Robert C. Guccione in 1965. Penthouse Media Group’s flagship PENTHOUSETM brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. Penthouse Media Group caters to mens’ interests through various trademarked publications, movies, the Internet, location-based live entertainment clubs and consumer product licenses. In addition to its flagship publication PENTHOUSE Magazine, Penthouse Media Group produces four other adult publications - Forum, Variations, The Girls of PENTHOUSE and PENTHOUSE Letters. Penthouse Media Group also licenses the PENTHOUSE trademarks to third parties worldwide in exchange for royalty payments. Historically, Penthouse Media Group’s consolidated revenues were derived principally from the PENTHOUSETM related publishing activities. Penthouse Media Group recently increased its royalty revenues from expanded licensing of trademarks to third parties, including for the establishment of nightclubs using the PENTHOUSETM brand.

Pursuant to the terms of the agreements disclosed below, the Company acquired its 39.3% non-voting equity interest in Penthouse Media Group, Inc. from PET Capital Partners LLC, and other affiliates of Marc H. Bell and Daniel Staton (the “Bell/Staton Group”). The Bell/Staton Group obtained control of the equity of Penthouse Media Group through the Chapter 11 reorganization of General Media, Inc. and its subsidiaries. The Bell/Staton Group purchased control of the senior debt of General Media in November 2003 and also provided the debtors with a $7 million debtor-in-possession credit facility. On August 12, 2004, the one-year anniversary of the original Chapter 11 filing, the United States Bankruptcy Court confirmed the reorganization plan of the Bell/Staton Group, and such plan became effective and the reorganized Penthouse Media Group emerged from bankruptcy on October 5, 2004. The Company acquired its equity interest as part of a multi-party settlement pursuant to which various parties at interest agreed to release claims subject to pending litigation, to make cash payments as disclosed herein and to deliver a short-term promissory note guaranteed by Dr. Luis Enrique Fernando Molina.

The investment by the Company was subject to the emergence from reorganization, the effect of which is a series of material changes in the capital structure and operations of Penthouse Media Group. The reorganized Penthouse Media Group issued $38.0 million of senior debt in cancellation of $50.0 million senior notes and approximately $11.0 million in unsecured debt. In addition, the Bell/Staton Group has provided a new $20.0 million credit facility to Penthouse Media Group.

As a result of the reorganization, the day to day operations of Penthouse Media Group were assumed by the Bell/Staton Group and Robert Guccione was replaced as Chairman and CEO. The Bell/Staton Group has advised that it intends to alter the editorial direction of the publications in order to broaden the overall appeal, expand the circulation, increase advertising revenues and enhance the brand name for ongoing licensing opportunities.

Pursuant to the agreements, the Company has the right to designate a member of the board of Penthouse Media Group and one board observer. The Company has certain rights set forth in a shareholder agreement intended to enable it to participate with the Bell/Staton Group in certain significant transactions, including the financings of Penthouse Media Group and the disposition of Penthouse Media Group. In addition, the Company has the right of first refusal to utilize the PENTHOUSE brand name for auction websites, lifestyle resorts (excluding casinos) and travel agencies and travel related websites.

Internet Billing Company, LLC (“iBill”)

In March 2004, PHSL acquired 100% of the members equity interests of iBill, a leading e-commerce company. iBill provides online payments and money transfer services over the Internet using proprietary iBill software that manages the sale of subscriptions, memberships and other downloadable products over the Internet.

iBill offers its services to Internet users through one or more of its websites accessed at www.ibill.com or, more commonly, through specially assigned hyperlinks to a secure iBill webpage. iBill hyperlinks are assigned to qualified small to medium-sized businesses and merchants with whom iBill enter into iBill Complete™ or iBill Processing Plus™ contracts. The iBill hyperlinks permit businesses, primarily offering adult-oriented products and services, to automatically refer its customers to iBill, at which time iBill assumes the consumer credit risk and processes the transaction. iBill’s user base consists of approximately 27.0 million consumers in the United States and approximately 38 other countries. The approximately 3,000 approved iBill merchants are offered services in sixteen languages and multiple currencies. Consumers can pay for services with credit cards, debit cards, electronic checks or telephone billing. iBill generates revenue from subscription sales, transaction fees and consulting fees. Historically, iBill has recorded net revenue averaging approximately 12% of the gross sales price of the product or service sold and defers payment of 10% of the gross sales price for six months or more. iBill processed and handled approximately $330.0 million in gross adult-oriented product Internet sales in 2003, averaging approximately 1.2 million transactions per month.

iBill offers to its participating merchants the iBill Complete ™ system. Under this arrangement, iBill sells the user a unique password used to access a desired website. Under its agreements, iBill offers multiple payment methods in multiple languages and currencies. Once a webpage is located and the user requests access to the member area, users interact with forms-based HTML pages to guide them through the subscription-buying process. iBill collects user information in the form of individual customer orders. iBill then accesses multiple databases to determine whether it is able to fulfill the user’s order. Historically iBill declines approximately 24% of subscription orders. For most of the accepted transactions, iBill establishes the price it will accept, establishes the price it is paying to its vendors, has discretion in supplier selection, purchases and takes title to the particular product, and becomes the “merchant of record.” The iBill Complete™ system represents over 95% of the total revenues generated by iBill.

In addition to iBill Complete™, iBill also offers its iBill Processing Plus™ program - a more traditional third party processing product to merchant websites that want to maintain control of the sale process. In these transactions, iBill acts as agent for the seller, and the website supplier sets the retail price paid by the consumer. In this situation, the website is the merchant of record for the transaction.

Approximately 80% of the transactions entered into by iBill in 2003 were with consumers purchasing from merchants offering adult oriented products or services containing high sexual content on limited access websites. As a result of the iBill transaction (in which the non-adult portion of the business was retained and resold to an unaffiliated third party by InterCept, Inc.), iBill anticipates that the majority of the revenues of its iBill business subsequent to March 2004 acquisition will be derived from these adult-oriented products and services. Because of the nature of their offerings, many of these merchant clients are unable to directly obtain merchant accounts from traditional banks and credit card processors. Additionally many of these merchants do not have the financial or technical resources necessary to manage the real time integration of risk management, password management databases, internal accounting and external financial network settlement. Accordingly, iBill represents a significant solution for these clients, in that iBill is capable of handling the entire relationship with the retail customer as the merchant of record and assumes the risk of a customer’s disputing the credit card charge that subsequently appears on his or her statement (called “charge backs”).

The market for Internet transaction processing is emerging, intensely competitive and characterized by rapid technological change. iBill competes with existing payment methods and other companies, including, among others:

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credit card merchant processors that offer their services to online merchants, including First Data, Concord EFS, Paymentech, VeriSign and Authorize;

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Yahoo! PayDirect offered by Yahoo!;

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e-mail payment services offered by the U.S. Postal Service through CheckFree; and

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MoneyZap and BidPay offered by Western Union, a subsidiary of First Data.

iBill also competes with providers of traditional payment methods, particularly credit cards, checks, money orders and Automated Clearing House, or ACH, transactions. Associations of traditional financial institutions such as Visa, MasterCard and the National Automated Clearing House Association (NACHA), generally set the features of these payment methods. The associations have initiated programs to enhance the usability of these payment methods for online transactions and could lower fees charged to online merchants. Either of these changes could make it more difficult for the iBill to retain and attract customers.

Many of these and other competitors have substantially greater capital and other financial resources than iBill does.

iBill was previously owned and operated by InterCept, Inc, a NASDAQ-listed company (“InterCept”), which purchased iBill in April 2002 for $112.0 million in cash. As disclosed on PHSL’s Form 8-K, in March 2004, InterCept sold iBill to PHSL for total consideration of $23.5 million, which transaction PHSL has been advised was part of InterCept’s strategy of exiting from merchant processing and adult entertainment processing in connection with the sale of InterCept announced in September 2004.

On April 21, 2004, PHSL received a letter from counsel to InterCept, claiming that Media Billing, LLC, an acquisition entity formed by PHSL to acquire the members interest of iBill (“Media Billing”) was in default in payment of the $750,000 purchase note under the Member Interest Purchase Agreement (the "InterCept Agreement") pursuant to which Media Billing purchased from InterCept on March 22, 2004 100% of the members interests of iBill. In addition, InterCept claims that Media Billing breached its obligation under the InterCept

Agreement to replace InterCept's $3,000,000 letter of credit with First Data Merchant Services (“First Data”) on or before April 20, 2004. To date, such letter of credit has not been replaced, and InterCept has therefore claimed that Media Billing is obligated to pay it $3,000,000 in cash. In addition, InterCept has claimed that Dr. Molina has become obligated under his guaranty agreement to perform the obligations of Media Billing, currently aggregating approximately $3.8 million. PHSL and iBill have claimed that InterCept failed to deliver certain significant assets (including patents and certain other intellectual property rights) belonging to the iBill business in connection with the InterCept Agreement, and have demanded that, as a condition to any such payment, that such assets be properly transferred and assigned to iBill. The dispute has been submitted to arbitration before the American Arbitration Association. PHSL and iBill believe that they have valid legal positions and believe that this dispute will either be resolved in their favor or settled on mutually satisfactory terms.

In September 2004, InterCept announced that it has entered into a definitive agreement to be acquired by Fidelity National Financial (NYSE: FNF). Closing is subject to approval by the InterCept stockholders. The Company and iBill cannot be certain the effect of this transaction on the reciprocal claims disclosed above.

In addition, since the closing date of the InterCept Agreement, PHSL was provided a letter from the Department of Justice, anti-trust division (DOJ) that sets forth a request for information on the pricing policy set by each of iBill and certain competitors, including Paycom and CCBill, as regards a registration fee set by VISA USA in 2003. iBill responded to the request for information and, since the time of the initial letter of inquiry in March 2004, has not heard from the DOJ. Inasmuch as Media Billing and iBill are indemnified by InterCept for certain pre-closing liabilities of InterCept or iBill, including those described above, iBill has made an indemnification claim against InterCept. Since iBill and the Company believe that the potential damage claims being indemnified against may significantly exceed the approximately $3.8 million amount claimed by InterCept under the InterCept Agreement, iBill and PHSL have taken the position that until a potential outcome is determinable or InterCept posts adequate collateral to secure its indemnification obligations, they will withhold payments under the InterCept Agreement.

On September 15, 2004, the bank sponsorship agreement between First Data Merchant Services, First Financial Bank and iBill expired and was not renewed. iBill had previously reached agreement with another bank to replace

First Data and, First Data agreed, based upon such change, to provide services for a transition period. Notwithstanding the agreement to provide transitional services, First Data terminated services on September 16, 2004. iBill obtained a temporary restraining order preventing First Data from terminating such activity, and First Data resumed service, however a subsequent preliminary injunction was not granted. IBill’s credit card processing sponsorship agreements with its other financial institutions were not affected and continue to settle in the normal course.

Subsequent to the termination of First Data services, iBill made arrangements with Symmetrex, one of its third-party processors, to redirect credit card transactions to the other financial institutions currently providing services. In September 2004, iBill entered into separate agreements with Bankcard, a VISA and MasterCard principal member, with CNP Worldwide, a VISA registered ISO and MasterCard MSP, and with Standard Payments, a VISA ISO for a US bank, for processing certain credit card transactions. The Company believes that these additions to its vendor list will provide iBill clients with greater choice and flexibility in processing their transactions. The previous vendor will continue to hold certain funds as reserves against any potential future chargebacks or credits, but all amounts will be released to iBill within one year of the termination of the agreement with the previous vendor in accordance with the terms for the First Data agreement.

In connection with the termination of its First Data bank sponsorship agreement, and resulting changes to its arrangement for processing domestic credit card transactions, payments for processing certain domestic transactions and the processing of domestic VISA transactions were disrupted. This resulted in iBill delaying certain payouts due to clients and in the loss of business and revenues from certain key customers. iBill is developing systems and procedures to improve the management of its cash receipts and satisfy its future obligations. Inasmuch as iBill has recouped the business from two significant customers since the termination of its First Data relationship, the Company does not believe that iBill’s recent loss of business and reduction in revenues is permanent or that it will have a material adverse effect upon future revenues and profits.

In October 2004, iBill reduced its staff through the termination of 45 employees and 15 independent contractors, approximately a 25% reduction in its work force. iBill effected this downsizing to improve efficiency, reduce annual operating costs by approximately $2.0 million and normalize its workforce size in a manner consistent with those of its competitors. Even after giving effect to its reduction, iBill believes that it continues to retain a workforce that is approximately 25% larger than CCBill and Paycom; its two principal competitors.

The Online Payments Industry and the Adult Content Industry

Upon consummation of the iBill acquisition, the Company will compete in an industry that relies on payments made over the Internet, in “cards-not-present” transactions, where the customer does not physically present the credit card. Market researchers expect continued growth in card-not-present transactions due to the rapid growth of the Internet. According to industry publications, 94% of the dollar value of all merchandise and services ordered online by consumers in 2003 will be purchased using credit card-based systems. In total, U.S. consumer electronic commerce is expected to grow from $66.6 billion in 2001 to $322.8 billion in 2006, representing a compound annual growth rate of 37.1%. As many leading websites have evolved their business models, they have migrated from providing content for free to charging for content. New technologies such as MP3 downloadable music continue to broaden the online subscription applications. Additional content categories that have experienced considerable growth in paid members include portals such as Yahoo!; personals sites such as Match.com; dieting sites such as eDiets and weightwatchers; fantasy sports sites such as Sportsline.com; and multiplayer online games such as Everquest.com. The Company expects the expansion trend of new categories will benefit iBill’s business in selling and managing online members.

In the adult entertainment segment, new technologies have lowered costs and changed the way in which adult content is produced, distributed and viewed. Lower costs, in particular, have lowered barriers to entry and increased competition in the adult entertainment industry. The trend toward wider acceptance of sexually-explicit material and ongoing technological developments has contributed to a large and growing global market for adult content.

Demand for adult entertainment products has grown substantially in recent years. According to a 2003 Reuters report, the total worldwide adult entertainment market exceeds $31.0 billion annually, including magazines, DVDs, memberships and subscriptions, magazines, telephone sex lines, cable and satellite pay-per-view programming, adult videos and toys and other related products and services.

The proliferation of easy to use electronic equipment, such as VCRs and DVD players, which allow consumers to view high quality video products in the privacy of their home, has boosted demand for adult media content compatible with these formats. For example, the installed base of DVD players in Western Europe and the United States, which doubled in 2001, was expected to reach 48 million households by the end of 2003 in the United States alone. Also, the evolution of the Internet as a channel of commerce and content distribution has stimulated additional demand for adult media content. In addition, advances in cable, satellite and hotel communications systems have furnished another relatively new channel for the delivery of media content, including adult entertainment, into private homes, hotels and businesses. The next generation of mobile devices, including 3G mobile phones, provides a global opportunity for growth in content distribution.

Management believes that the combination of the above market conditions and the worldwide recognition of the Penthouse brand name provide an opportunity for enhanced shareholder value for the Company from its Penthouse Media Group investment.

Regulation

Many of the Company’s actual and proposed activities take place around a highly regulated industry. As such the Company must be sensitive to local and federal government regulations, including, but not limited to, laws and regulations designed to protect minors and/or which prohibit the distribution of obscene material.

Federal and state obscenity laws define obscenity through reference to the U.S. Supreme Court's three-prong test set forth in Miller v. California, 413 U.S. 1593 (1973). This test is used to evaluate whether materials are obscene. Miller provides that the following must be considered: (a) whether the average person, applying contemporary community standards, would find that the work, taken as a whole, appeals to the prurient interest; (b) whether the work depicts or describes, in a patently offensive way, sexual conduct specifically defined by the applicable state law; and (c) whether the work, taken as a whole, lacks serious literary, artistic, political or scientific value. The Supreme Court has clarified the Miller test in recent years, advising that the prurient interest prong and patent offensiveness prong must be measured against the standards of an average person, applying contemporary community standards, while the value prong of the test is to be judged according to a reasonable person standard.

Based upon its due diligence, the Company believes that each of Penthouse Media Group and iBill actively seeks to comply with all applicable state and federal laws and regulations in each jurisdiction where they conduct business.

Moreover, the Company believes that iBill does not knowingly transact business with any business or individual that does not adhere to the same standards. IBill also maintains internal compliance measures that includes a “terminate and tell” policy under which it terminates its relationship with any business that it judges to be in violation of applicable laws and inform the appropriate enforcement agency.

To the Company’s knowledge, none of iBill, Penthouse Media Group, or their employees has ever violated any laws or regulations regarding obscenity or the protection of minors.

II.

Acquisition of the Penthouse Media Group Stock.

GMI Investment Partners, a New York partnership, entered into a settlement and securities purchase agreement, dated as of September 21, 2004 (the “PMG Stock Purchase Agreement”), with PET Capital Partners LLC, Absolute Return Europe Fund, Susan Devine, NAFT Ventures I LLC, Marc H. Bell, Daniel Staton (collectively, the “Bell/Staton Group”), PHLS, The Molina Vector Investment (“MVIT”), and Milberg Weiss Bershad & Schulman LLP (“Milberg Weiss”), as escrow agent. As part of the transactions contemplated by the PMG Stock Purchase Agreement, GMI Investment Partners agreed to purchase, for a price of $41.34 per share, a minimum of 241,908 shares and a maximum of 483,815 shares of Class B non-voting common stock General Media, Inc. (the “PMG Stock”), as reorganized, to represent between 24.15% and 48.3% of the outstanding common stock of the reorganized General Media. GMI Investment Partners was granted the right to assign its rights and obligations, as “purchaser” of the PMG Stock, to the Company.

Under the terms of the PMG Stock Purchase Agreement, payment for the PMG Stock was required to be made to Milberg Weiss, as escrow agent by September 29, 2004, pending the “effective date” of the fourth amended and restated plan of reorganization of the General Media Debtors sponsored by the Bell/Staton Group (the “Plan”), and the emergence of the General Media Debtors from bankruptcy. On September 29, 2004, GMI Investment Partners assigned all of its rights as purchaser of the PMG Stock to the Company, and the Company deposited $16.350 million in escrow with Milberg Weiss for the purchase of 395,519 shares of PMG Stock, representing an aggregate of 39.3% of the outstanding common stock of Reorganized General Media. The Bell/Staton Group gave the Company an extension until October 19, 2004 to pay the remaining $3.650 million for the balance of the available PMG Stock and increase its percentage ownership in the outstanding General Media common stock from 39.3% to 48.3%, which option was not exercised by the Company.

On October 5, 2004, the Bell/Staton Group sponsored Plan became final, General Media and its subsidiaries emerged from bankruptcy, and the reorganized General Media changed its name to Penthouse Media Group, Inc. On the same date, the Company entered into a joinder agreement under which it agreed to assume all of the rights and obligations as Purchaser of the PMG Stock, including the obligations and benefits under the stockholders agreement described below. On October 19, 2004, PHSL delivered to Milberg Weiss an additional $1.0 million of escrowed funds required to be delivered under the PMG Stock Purchase Agreement. As a result, the $16.350 million of escrowed proceeds was released to the Bell/Staton Group and the Company consummated its purchase of the PMG Stock.

Pursuant to the General Media plan of reorganization (i) the Bell/Staton Group or their affiliates (which held approximately $40.0 million of senior secured notes of the General Media Debtors) shall hold approximately $27.0 million of seven year term loan, (ii) the unsecured creditors of the General Media Debtors received $2.0 million in cash and up to $11.0 million in the Term Loan, (iii) certain members of the Bell/Staton Group shall provide a maximum $20.0 million exit financing facility (of which approximately $8.0 million was drawn to pay cash expenses and payments in the bankruptcy case, (iv) all outstanding equity securities of old General Media, Inc. was cancelled, and (v) an aggregate of 1,000,000 shares of common stock of reorganized General Media was issued, of which (A) the Company shall own 100% of the non-voting common stock of reorganzed General Media, and (B) the Bell/Staton Group or their affiliates will own all of the voting common stock of the Penthouse Media Group, Inc. Except for the fact that it is non-voting, the PMG Stock owned by the Company (representing 39.3% of the outstanding Penthouse Media Group, Inc. common stock) is identical in all respects to the voting common stock.

Under the terms of a stockholders agreement among the Company and members of the Bell/Staton Group, the parties have agreed to certain corporate governance and affirmative and negative covenants designed to protect the minority stockholder interests of the Company in Penthouse Media Group, Inc. In addition, for so long as it retains at least 50% of its equity, the Company is entitled to designate one member of the board of directors of Penthouse Media Group, Inc.

As part of the PMG Stock Purchase Agreement, pending litigation involving Penthouse, MVIT, certain affiliates of PHSL and the Bell/Staton Group was settled.

III.

The Financing Securities.   Set forth below is a summary description of the Financing Securities.

10% Notes.  The Company issued an aggregate of $9,525,000 of 10% Notes to 18 investors (the “Investors”), none of whom were previously affiliated with the Company. Such 10% Notes:

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are payable as to interest only, at the rate of 10% per annum, payable semi-annually on June 30th and December 31st, based on a 360 day calendar year; provided, that interest on the 10% Notes shall be payable either 100% in cash, or at the option of the Company, 50% in cash and the balance in additional shares of Company common stock at the conversion price of the 10% Notes set forth below;

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unless previously converted into common stock (the “Note Conversion Shares”), shall be payable as to principal, together with all accrued an unpaid interest, on September 15, 2009 (the “Note Maturity Date”);

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upon the earlier of December 31, 2004 or the Company obtaining stockholder approval for the issuance of the 10% Notes and other Financing Securities, shall be convertible, at any time, at the option of the Investors at a price per share (the “Note Conversion Price”) equal to 50% of the average closing price of the Company’s common stock, as traded on the American Stock Exchange LLC or other National Securities Exchange, for the five trading days immediately prior to the date (the “Conversion Date”) that notice of conversion is given to the Company, subject to a minimum conversion price of $3.00 per share (the “Floor Price”); provided, that at the time of conversion, the Note Conversion Price is less than the Floor Price, the holders of the 10% Notes are entitled to receive additional shares of common stock from GMI Investment Partners or their affiliates, described as “Escrowed Shares” below; and.

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are secured by (i) a lien on the assets of Internet Billing Company LLC (“iBill”) subordinated to the lien granted to holders of the Series F Preferred Stock, and (ii) the pledge by the Company of a portion (pro rated with the Series F Senior Preferred Stock) of 100% of the members interest in iBill to be acquired by the Company and the Company’s 39.3% equity interest in the Reorganized General Media; which liens on iBill assets issued to holders of 10% Notes and the Series F Preferred Stock are subject and subordinate to a first priority lien that may be granted to one or more senior lenders providing up to $10.0 million of working capital financing to iBill;

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may not be prepaid by the Company until the holders of Series F Preferred Stock have elected whether or not to require redemption of the Series F Senior Preferred Stock; and

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are accompanied by warrants (the “10% Note Warrants”) to purchase up to one share of common stock for each $3.00 of 10% Notes purchased, as a result of which the Company issued 10% Note Warrants to purchase 3,175,000 additional shares of common stock at an exercise price of $3.00 per share.

Series E Preferred Stock.

  Simultaneous with its sale of the 10% Notes, the Company also raised $3.5 million from the sale of 35,000 shares of its Series E Preferred Stock to Monarch Pointe Fund LP (“Monarch”). Prior to such transaction, Monarch had no previous affiliation with the Company, although it had previously invested in Penthouse International, Inc. The Series E Preferred Stock:

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pays an annual dividend of 6% per annum, until the effective date of the Registration Statement registering the underlying conversion shares and Escrowed Shares issuable upon conversion of the Series E Preferred Stock for resale;

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is senior, at the rate of $100 per share, on liquidation and sale of control to the Company’s outstanding Series A Preferred, Stock, Series B Preferred Stock, Series C Preferred Stock and Series G Preferred Stock;

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is junior on liquidation and sale of control to the Company’s outstanding Series F Senior Preferred Stock;

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is not redeemable or secured by any liens on assets or capital stock; and

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upon the earlier to occur of (i) the Company’s obtaining stockholder approval, or (ii) December 31, 2004, shall be convertible into common stock (the “Series E Conversion Shares”) at a conversion price equal to 50% of the “Market Price” (as defined) of the Company’s common stock, as traded on the AMEX or any other national securities exchange (the “Series E Conversion Price”), subject to a $3.00 per share Floor Price; provided, that at the time of conversion, the Note Conversion Price is less than the Floor Price, the holders of the Series E Preferred Stock are entitled to receive additional shares of common stock from GMI Investment Partners or their affiliates, described as “Escrowed Shares” below; and

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are accompanied by warrants issued to Monarch and its affiliate, Mercator Advisory Group (the “Monarch Group Warrants”) to purchase approximately 430,000 shares of common stock at an exercise price equal to the Series E Conversion Price.

The Series F Preferred Stock.  Simultaneous with its sale of the 10% Notes and Series E Preferred Stock, the Company raised $3.45 million from the sale of 34,500 shares of its Series F Preferred Stock to Castlerigg Master Investments Limited (“Castlerigg”). Prior to such transaction, Castlerigg had no previous affiliation with the Company, although it had previously invested in Penthouse International, Inc. The Series F Preferred Stock:

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pays an annual dividend at the rate of 10% per annum, payable semi-annually on June 30th and December 31st , which dividend is payable either 100% in cash, or at the option of the Company, 50% in cash and the balance in additional shares of Company common stock valued at 50% of the volume weighted average price or “VWAP Price,” (as defined) for the five trading days prior to the dividend payment date, then in effect;

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is senior, at the rate of $100 per share, plus accrued dividends and any additional amounts owed by the Company with respect to the Series F Preferred Stock, on liquidation and sale of control or substantially all of the assets of the Company to the 10% Notes and to all other shares of capital stock of the Company, including, the Company’s outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series G Preferred Stock;

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unless previously converted into common stock is redeemable at the option of the holder, at $100 per share, plus accrued dividends and any additional amounts owed by the Company with respect to the Series F Preferred Stock, if any, on September 15, 2009, or an earlier date, if an event of default to the holders of the Series F Preferred Stock shall occur and be continuing (the “Mandatory Redemption Date”);

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is secured by a lien and security interest on the assets of iBill, which will become a subsidiary of the Company upon the closing of the “iBill Acquisition” described below; which lien is senior to the lien on such assets granted to holders of 10% Notes and subject and subordinate only to a first priority lien that may be granted to one or more senior lender providing up to $10.0 million of working capital financing to iBill;

•

is secured by a pledge of a pro-rata percentage of 100% of the members interest of iBill, and a pro-rata percentage of the shares of PMG Stock; which pledged securities are apportioned among Castlerigg and the holders of the 10% Notes on a pro rata basis based upon the $3.45 million purchase price for the Series F Preferred Stock and the initial $9.525 million purchase price for the 10% Notes; as a result of which 26.59% of the iBill members interest and an aggregate of 105,168 shares of PMG Stock were pledged to the holders of Series F Preferred Stock, and the remaining 73.41% of the iBill members interest and 290,351 shares of PMG Stock were pledged to the holders of the 10% Notes of the Company; provided, that if additional 10% Notes (not to exceed

$4.475 million in the aggregate) are sold, or the holders of the Series F Preferred Stock exercises the Exchange Option described below to increase the stated value of the Series F Preferred Stock to $5.45 million, such allocation of the pledged iBill members interests and PMG Stock shall be appropriately readjusted; and

•

on the earlier to occur of December 31, 2004 or the Company obtaining stockholder approval, are convertible, at any time at the option of a Purchaser, into shares of the Company’s common stock (the “Series F Conversion Shares”), at a price per share equal to $3.00; provided, provided, that at the time of conversion, the “VWAP Price,” (as defined) for the five trading days prior to the conversion date is less than $3.00 per share, the holders of the Series F Preferred Stock are entitled to receive additional shares of common stock from GMI Investment Partners or their affiliates, described as “Escrowed Shares” below; and

•

are accompanied by three (3) year warrants (the “Series F Warrants”) entitling the Series F Preferred Stockholders to purchase at an exercise price of $3.00 per share an aggregate of 386,194 shares of the Company’s common stock.

In addition, at any time within on or before October 5, 2005, Castlerigg may, at its sole option, exchange shares of common stock of Penthouse International, Inc. previously purchased by Castlerigg for an aggregate of approximately $2,000,000 for (i) 20,000 additional shares of Series F Senior Preferred Stock, and (ii) 224,582 additional Series F Warrants (the “Exchange Option”).

The Escrowed Shares.

Notwithstanding the $3.00 per share Floor Price applicable to the conversion of the 10% Notes and Series E Preferred Stock and the $3.00 per share conversion price applicable to the Series F Preferred Stock, in the event that (as to the Series F Preferred Stock) the daily volume weighted average price (“VWAP”) of the Company’s common stock or (as to the 10% Notes and Series E Preferred Stock) the average closing price of Company common stock, as traded on the AMEX or on the Nasdaq Stock Exchange, the New York Stock Exchange or the NASD OTC-Bulletin Board (together with the AMEX, a “National Securities Exchange”), shall be less than the $3.00 per share on the date that notice of conversion is given to the Company by the holder of one of the Financing Securities, then such holder is entitled to receive from the escrow described below that number of additional shares of common stock of the Company (the “Escrowed Shares”) as shall represent, together with the number of 10% Note Conversion Shares, Series E Conversion Shares or Series F Conversion Shares (as applicable) (collectively, the “Conversion Shares”) issuable based on the $3.00 per share conversion price or Floor Price, an aggregate number of shares of common stock that would have been issuable on the applicable conversion date if the conversion price had been based upon 50% of the average VWAP of the Company’s common stock or 50% of the closing price of the Company’s common stock for the five trading days immediately prior to the conversion date (each, the “Assumed Conversion Price”); provided, that in no event would such Assumed Conversion Price ever be less than $0.50 per share (the “Assumed Floor Price”) irrespective of the Assumed Conversion Price.

A total of 29,929 shares of Series G Preferred Stock issued to GMI Partners represents the total amount of the Escrowed Shares. Such Escrowed Shares will, on December 31, 2004, be converted into 39,916,666 shares of common stock. The Company is only obligated to issue a maximum aggregate of 7,983,333 shares of its authorized and unissued common stock to the holders of 10% Notes, Series E Preferred Stock and Series F Preferred Stock as Conversion Shares. Accordingly, the Company is not responsible for the issuance of any additional shares of its common stock in connection with common stock that may be delivered to such security holders as Escrow Shares. As a result, there can be no additional dilution in connection with these securities.

Based on the sale of $9.525 million of 10% Notes, $3.5 million of Series E Preferred Stock and $5.45 million of Series F Preferred Stock (inclusive of $2.0 million of Series F Preferred Stock issuable upon exercise of the Exchange Option), a total of 30,791,666 shares of Company common stock are subject to potential issuance as Escrowed Shares. However, in view of the fact that the Company may elect to sell up $5.475 million of additional 10% Notes, a maximum of up to 39,916,666 Escrowed Shares of the Company are subject to potential issuance (i) up to a maximum of 25,000,000 of such Escrowed Shares to the holders of up to a maximum of $15,000,000 of 10% Notes, (ii) up to a maximum of 5,833,333 of such Escrowed Shares to the holders of $3,500,000 stated value of Series E Preferred Stock, and (iii) up to a maximum of 9,083,333 of such Escrowed Shares to the Purchasers upon conversion of the maximum $5,450,000 stated value of Series F Preferred Stock.

To avoid further dilution to the Company if Escrowed Shares become issuable to holders of the 10% Notes, Series E Preferred Stock and/or Series F Preferred Stock, GMI Investment Partners and their affiliates and the Company, have entered into an escrow agreement with legal counsel to the holders of the Transactional Securities. Under the terms of such escrow agreement (the “Series G Preferred Stock Escrow Agreement”), an aggregate of 29,929 shares of the Company’s “Series G Preferred Stock” (described below) have been placed in escrow, which Escrowed Shares are automatically convertible into an aggregate of 39,916,666 shares of common stock of the Company by not later than December 31, 2004. In the event that the Assumed Conversion Price of Company common stock shall be less than $3.00 per share on any Conversion Date, within three business days after a Conversion Notice shall be delivered to counsel to the Company and to the holder of Financing Securities setting forth the calculation of the appropriate number of Escrowed Shares to be delivered to the holder of Financing Securities as Escrowed Shares, the escrow agents shall cause certificates evidencing such Escrowed Shares to be delivered to such converting security holder. Any Series G Preferred Stock or Common Stock no longer subject to issuance as Escrowed Shares or otherwise remaining in escrow following conversion into common stock of all outstanding 10% Notes, Series E Preferred Stock and Series F Senior Preferred Stock, will be returned to GMI Partners or its Affiliates.

The Financing Securities, including, any Escrowed Shares that a holder may acquire at any time, and any shares of common stock issuable upon exercise of warrants, are subject to limitation, so that the aggregate number of shares of common stock of which such holder and all persons affiliated with such holder have beneficial ownership (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 9.99% of the Company's then outstanding common stock.

All of the Financing Securities were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on exemptions therefrom.

IV.

Transaction with GMI Investment Partners and Series G Preferred Stock.

In consideration of their (i) assignment to the Company of the right to purchase the PMG Stock, (ii) having provided or arranged for financing and financial accommodations that facilitated the acquisition of the PMG Stock and the potential acquisition of iBill, (iii) having provided iBill with transaction processing financing, (iv) having provided personal guarantees and ongoing indemnification to PHSL and iBill in connection with certain contingent liabilities, and (v) having provided and continuing to provide management and consulting services to the Company and iBill; the value of which financings, financial accommodations, indemnification and services are estimated to be in excess of approximately $85.0 million, as of September 23, 2004, and for the delivery of general releases and dismissal of claims by PHSL and Dr. Molina against the Bell/Staton Group, the Company entered into an agreement with PHSL and GMI Investment Partners (the “September 23rd Agreement”), under which the Company agreed that on the October 5, 2004 (Effective Date of the Plan) or as soon thereafter as is practicable, the Company will sell to GMI Investment Partners, 45,000 shares of newly authorized Series G convertible preferred stock, $1,000 per share stated value (the “Series G Preferred Stock”). On October 19, 2004, the Company completed the sale of the Series G Preferred Stock to GMI Investment Partners.

The Series G Preferred Stock:

•

is junior on liquidation and sale of control of the Company to the Series E Preferred Stock and Series F Senior Preferred Stock;

•

does not pay any dividend and is not secured by any assets or securities;

•

is not subject to mandatory redemption; and

•

upon the earlier to occur of December 31, 2004 or the Company obtaining stockholder approval, is automatically converted into an aggregate number of shares of Company common stock as shall equal (a) 68.0 million shares of common stock, less (b) a maximum of 7,983,333 Conversion Shares issuable at the $3.00 per share conversion price or Floor Price applicable to the Financing Securities.

Under the terms of the September 23rd Agreement, the Company also agreed to issue the Transaction Securities to investors designated by GMI Investment Partners. Such agreement also provides that, if by December 31, 2004, the

AMEX does not approve the terms of the Company’s acquisition of the PMG Stock and the issuance of the Transaction Securities, then all shares of common stock issuable upon conversion or exercise of such Transaction Securities shall become immediately exercisable at the option of the holders, effective as of December 31, 2004. In addition, the September 23rd Agreement provides that if, by January 21, 2005, the AMEX does not approve the proposed iBill acquisition, the Company will nonetheless consummate such transaction effective as at such date and issue to PHSL all shares of Series D Preferred Stock which shall become immediately convertible into common stock.

The partners of GMI Investment Partners are The Molina Vector Investment Trust, Faries Capital LLC, Granite Management LLC, Summit Capital Limited, and certain affiliates, financial partners and business associates of MVIT, Aries, Granite and Summit. MVIT is an affiliate of PHSL. As indicated above, GMI Investment Partners and its affiliates placed in escrow 29,929 of the 45,000 shares of Series G Preferred Stock, convertible into an aggregate of 39,916,666 shares of common stock, in the event and to the extent that Escrowed Shares shall be required to be issued out of escrow to holders of Series F Senior Preferred Stock, 10% Notes or Series E Preferred Stock.

Based upon the current market price of the Company’s common stock over the last five trading days, if all 10% Notes, and shares of Series E Preferred Stock and Series F Preferred Stock were currently convertible and were converted into Company common stock, all 39,916,666 escrowed shares would be issuable out of escrow to holders of such Financing Securities.

V.

Proposed iBill Acquisition and AMEX Approval

On July 22, 2004, the Company entered into a securities purchase agreement with Penthouse International, Inc., now known as PHSL Worldwide, Inc. (the “iBill Purchase Agreement”), pursuant to which the Company intended to acquire 100% of the members equity of Media Billing Company, LLC and its wholly owned subsidiary Internet Billing Company LLC (“iBill”). Under the terms of the iBill Purchase Agreement, in consideration for the equity of Media Billing and iBill, the Company agreed to issue to PHSL approximately 3.2 million shares of common stock and 330,000 shares of Series D convertible preferred stock (the “Series D Preferred Stock”) that is convertible into that number of shares of outstanding common stock as shall represent (together with the common stock issuable to PHSL) 49.9% of the fully-diluted common stock of the Company at the time of conversion. In August 2004, the Company announced its consummation of the iBill acquisition.

On September 20, 2004, the Company received a notice from the AMEX of its intention to de-list the Company’s common stock from trading on the AMEX, pending a hearing requested by the Company. The delisting notice stated, among other things, that the Company failed to furnish certain necessary information to the AMEX concerning iBill and that the iBill acquisition raised certain public interest concerns. On September 23, 2004, the Company agreed to rescind the closing of the iBill acquisition. However, the iBill Purchase Agreement continues to remain in full force and effect. As a result of its agreement to rescind the closing of the iBill acquisition, pending the resolution of all listing eligibility issues and AMEX approvals, the staff of the AMEX agreed to withdraw its notice of intent to de-list the Company’s securities.

The Company intends to use its best efforts to furnish the information requested by the AMEX on a timely basis and is hopeful that the staff of the AMEX will, upon receipt and review of such information, provide all necessary approvals for the iBill acquisition. There can be no assurance that the Company will be able to satisfactorily resolve all listing issues or that it will receive all such AMEX approvals associated with the iBill transaction.

However, if for any reason, AMEX approval has not been obtained by January 21, 2005, the Company will nevertheless close the iBill Acquisition, withdraw from the AMEX and seek to re-list its common stock on the NASDAQ Stock Exchange or the NASD OTC-Bulletin Board. There can be no assurance that the Company will be able to qualify for listing on such exchanges.

Following receipt of the AMEX notice of delisting, on September 23, 2004, each of the Company, PHSL and GMI Investment Partners entered into the September 23rd Agreement that provides, inter alia, that the iBill acquisition will be consummated, all shares of the Company common stock and Series D Preferred Stock issuable to Penthouse upon consummation of the iBill Acquisition will be issued, and all of the Series D Preferred Stock will be converted (together with the common stock issuable to PHSL) into 85.0 million shares of Company common stock, upon the earlier to occur of (i) AMEX approval of the iBill acquisition, or (ii) January 21, 2005. The Company has delivered to legal counsel to PHSL, for filing with the Secretary of State of the State of Delaware on the earlier of AMEX approval or January 21, 2005, a duly executed undated certificate of designation for the Series D Preferred Stock, containing no conditions to conversion of such securities into Company common stock.

Series D Preferred Stock.  An aggregate of 330,000 shares of Series D Preferred Stock will be issued to PHSL in consideration for the contemplated sale of iBill to CCI. The Series D Preferred Stock:

•

pays no dividend,

•

has a $100 per share liquidation value,

•

is unsecured and non-redeemable, and

•

upon the earlier to occur of (a) the Company obtaining stockholder approval and approval by the AMEX of the iBill acquisition, or (b) January 21, 2005, shall be automatically converted, together with approximately 3.2 million shares of Company common stock to be issued to PHSL in connection with the consummation of the iBill sale, into that number of shares of common stock that would represent 49.9% of the “Fully-Diluted Company common stock” at the time of conversion.

“Fully-Diluted Company common stock” means all outstanding shares of Company common stock and all additional common stock issuable upon exercise or conversion of all options, warrants, convertible notes or convertible preferred stock (including, for purposes of such definition, all common stock issuable in connection with the Financing Securities). It is anticipated that an aggregate of approximately 81.8 million shares of Company common stock (the “Series D Conversion Shares”) will be issued to PHSL upon full conversion of the Series D Preferred Stock. It is anticipated that, following the acquisition of the PMG Stock and consummation of the iBill acquisition, such Series D Conversion Shares and the 3.2 million shares of common stock (a total of up to 85.0 million shares of common stock) will be distributed to the holders of PHSL common stock and other securities convertible into or exercisable for shares of PHSL common stock in connection with the subsequent liquidation of that entity.

VI.

Anticipated Capitalization of the Company. Set forth below is a summary of the outstanding and pro forma capitalization of the Company, as a result of the issuance of the Financing Securities and consummation of the anticipated iBill acquisition.

(a)

Outstanding and Fully-Diluted common stock. As at the date hereof, the Company is authorized to issue an aggregate of 30,000,000 shares of common stock, of which approximately 15.7 million shares of common stock are currently outstanding, and approximately an additional 1.8 million shares are reserved for issuance to holders of outstanding warrants, options and convertible Series B and Series C preferred stock.

(b)

Pro Forma and Fully Diluted common stock.

On a fully-diluted basis, after giving effect to:

•

the issuance by not later than December 31, 2004 (upon automatic conversion of the Series G Preferred Stock) of (x) 68.0 million shares of common stock, less (y) up to 7,983,333 Conversion Shares and approximately 6,1 million Warrants Shares in connection with the Financing Securities and completion of the Company’s acquisition of the PMG Stock;

•

the issuance by not later than January 21, 2005 to PHSL (upon automatic conversion of the Series D Preferred Stock) of 85.0 million shares of common stock in connection with the consummation of the iBill acquisition; and

•

the issuance of all Conversion Shares (based on the stated $3.00 per share conversion or floor price set forth in the 10% Notes or certificates of designations of the Series E Preferred Stock and Series F Senior Preferred Stock) of all outstanding Preferred Stock, it is anticipated that an aggregate of 170 million shares of Fully-Diluted Company common stock will be outstanding, before issuance of up to approximately 6.1 million shares of common stock (subject to anti-dilution adjustment) that may be issued upon exercise of warrants issued to holders of 10% Notes, Series E Preferred Stock and Series F Preferred Stock.

Upon obtaining stockholder approval and consummation of the iBill Acquisition, the Company will have (i) 250,000,000 authorized shares of common stock of which approximately 17,000,000 shares will be issued and outstanding, prior to conversion of any Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock; (ii) 5,000,000 shares of Preferred Stock authorized, 475,450 of which shares will be issued and outstanding; (iii) 1,000 authorized shares of Series A Preferred Stock of which no shares will be issued and outstanding; (iv)1,000 authorized shares of Series B Preferred Stock of which 1,000 shares will be issued and outstanding and will be convertible into up to 100,000 shares of common stock; (v) 10,000 authorized shares of Series C Preferred Stock of which 10,000 shares will be issued and outstanding and will be convertible into up to 1,000,000 shares of common stock; (vi) 330,000 authorized shares of Series D Preferred Stock of which 330,000 shares will be issued and outstanding and will be convertible into up to 81,800,000 shares of common stock; (vii) 35,000 authorized shares of Series E Preferred Stock of which 35,000 shares will be issued and outstanding and will be convertible into up to 1,166,666 shares of common stock (excluding Escrowed Shares); (viii) 54,500 authorized shares of Series F Preferred Stock of which 34,500 shares will be issued and outstanding and will be convertible into up to 1,150,000 shares of common stock (excluding Escrowed Shares); (ix) 45,000 authorized shares of Series G Preferred Stock of which 45,000 shares will be issued and outstanding and will be convertible into up to 68,000,000 shares of common stock, less a maximum of 7,983,333 Total Conversion Shares.

VII.

Stockholder Approval.  The Company intends to seek stockholder approval for the purpose of approving and ratifying all of the Transactions, including, without limitation:

•

the transactions contemplated by the PMG Stock Purchase Agreement,

•

consummation of the iBill acquisition,

•

the sale and issuance of the 10% Notes, the Warrants, the Series E Preferred Stock, the Series F Senior Preferred Stock, the Series G Preferred Stock, and the warrants and Warrant Shares issued in connection therewith, and

•

an amendment to the Certificate of Incorporation of the Company that shall increase the authorized common stock to 250.0 million shares of common stock.

The Company intends to seek stockholder approval, either by calling a special meeting of its stockholders or by obtaining the written consent for the above matters from the holders of the requisite majority of its outstanding shares. In accordance with the Securities Exchange Act of 1934, as amended, the Company will file a Form 14A Proxy Statement or a Form 14C Information Statement with the SEC, describing all of the foregoing transactions and, upon obtaining approval of such documents, mail the same to Company stockholders.

As used in the documents under which the Financing Securities were issued, the term “stockholder approval” also includes the filing and approval of a listing application for the additional shares of the Company’s common stock to be issued upon conversion of the 10% Notes, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock, in accordance with the rules of the AMEX.

In the event that, for any reason, that an amended Certificate of Incorporation increasing the authorized shares of common stock to 250.0 million is not filed by December 31, 2004 or all of the foregoing “Stockholder Approval” conditions are not satisfied by December 31, 2004, then the Company shall is required to pay cash penalties to the holders of the Financing Securities of 2% of the purchase price of such securities for each month, or portion thereof, following December 31, 2004 that either of such conditions remain unsatisfied.

VIII.

Factors That May Affect Future Results

The following factors, among others, relating to our investment in Penthouse Media Group, Inc. and proposed acquisition of iBill could cause our actual future results to differ materially from those contained in forward-looking statements in this Report on Form 8-K.

There has been a significant decline in newsstand sales and circulation of PenthouseTM publications.

In recent years, domestic newsstand circulation for men’s magazines has been declining and domestic average monthly newsstand circulation of Penthouse publications has decreased significantly. We believe that changes in the social climate that are adverse toward men’s magazines will continue. Unless Penthouse Media Group is able to successfully refocus its marketing efforts toward the sale of products and services around its PenthouseTM brand through other outlets, such as retail video, cable television and the Internet, its revenues will continue to decline and our investment in Penthouse Media Group will be materially and adversely affected.

If Penthouse Media Group is unable to compete effectively with other forms of adult and non-adult entertainment, it will not be able to increase subscriber revenue.

The ability of Penthouse Media Group to increase revenue is also related to its ability to compete effectively with other forms of adult and non-adult entertainment. Penthouse Media Group faces competition in the adult entertainment industry from other providers of adult programming, adult video rentals and sales, books and magazines aimed at adult consumers, adult oriented telephone chat lines, and adult oriented Internet services. Its ability to compete depends on many factors, including the quality and appeal of Penthouse Media Group’s competitors' content, the technology utilized by its competitors, the effectiveness of their sales and marketing efforts and the attractiveness of their product offerings.

Many of the existing competitors of Penthouse Media Group, as well as potential new competitors, have significantly greater financial, technical and marketing resources than Penthouse Media Group does. This allows them to devote greater resources to the development and promotion of their product offerings. These competitors may also engage in more extensive technology research and development and adopt more aggressive pricing policies for their subscription-based content. Additionally, increased competition could result in price reductions, lower margins and negatively impact Penthouse Media Group’s future financial results.

Laws and government regulations governing adult content could have an adverse effect on our business.

Although the right to create adult content is protected by the First and Fourteenth Amendments to the United States Constitution, the First and Fourteenth Amendments do not protect the dissemination of this material, and several states and communities in which our products and services are provided have enacted laws regulating the distribution of late night programming with some offenses designated as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the state statutes are as varied as the number of states enacting them. The potential penalties for individuals (including corporate directors and officers) violating these federal laws include fines, community service, probation, forfeiture of assets and incarceration. Although iBill undertakes to comply with all applicable statutes and regulations, the Company cannot assure you that its efforts will be successful and that it will always comply with all applicable state and federal statutes and regulations.

Changes in laws and regulations regarding the dissemination of adult content may restrict the ability of Penthouse Media Group or iBill to sell or license its products.

While, to our knowledge, neither Penthouse Media Group or iBill has been subject to any enforcement action to prohibit the dissemination of any of its content to its customers, new laws or amendments to current ones may enable or facilitate governmental bodies to prohibit or proscribe the publication of material defined as "obscene" or in similar terms. For example, if a territory determines that Penthouse Media Group website content and the film, video and photo productions that comprise it is obscene according to their legal definition of that term, which definitions are in constant flux, Penthouse Media Group may be prohibited from carrying on business in certain jurisdictions, and may be subject to civil or criminal penalties.

Because iBill is involved in the adult content business, it may be more difficult for the Company to raise money or attract market support for its stock

Some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to provide financing to iBill, or to participate in its public market or other activities, due to the nature of iBill business, which, in turn, may adversely affect the value of the Company’s stock, and its ability to attract market support.

iBill relies on third party financial institutions and other services to process its payment transactions. If iBill loses access to these payment transaction sources, its business would be materially and adversely affected.

Because iBill is not a bank, it cannot belong to and directly access the credit card associations or the ACH payment network. As a result, iBill must rely on banks or their independent service operators to process its transactions. As disclosed in this Form 8-K, First Data has recently terminated the procession of iBill’s transactions, requiring iBill to obtain new banks and servicers for its transactions. iBill’s customers and its revenues were adversely impacted by the termination of its relationship with First Data. There can be no assurance that the new banks and servicers handling the iBill transactions will perform as well as First Data, or that they will not also terminate business with iBill in the future. iBill’s failure to smoothly maintain these processing services on acceptable terms would effectively shut down its Internet transaction processing business and have a material and adverse effect on iBill’s financial condition and future business prospects.

iBill might not successfully implement strategies to increase adoption of its electronic payment methods.

IBill’s future profitability will depend, in part, on its ability to implement successfully its strategy to increase adoption of its online payment methods. There is no assurance that the relatively new market for online payment mechanisms will remain viable. iBill expects to invest substantial amounts in marketing, infrastructure and technology to expand its iBill business. There is no assurance that iBill will have adequate capital resources to make such investments. In addition, investment in these programs will adversely affect its short-term profitability. iBill may also fail to successfully implement these programs or to substantially increase adoption of its electronic payment method by customers who pay for the service. Such failures would have an adverse effect on revenues, and cause iBill business to suffer.

iBill depends on online adult transactions for a significant percentage of its payment volume. If iBill‘s ability to process payments for websites offering adult content is impaired, its financial results and growth prospects would be significantly and adversely affected.

The vast majority of the dollar volume of all payments made through the iBill System as settlements are from purchases made at adult websites. iBill relies on these transactions for a substantial portion of its customer base and its payment volume. Regulators could choose to restrict or prohibit its sellers from advertising iBill for payments. If iBill’s ability to process payments for purchases made on online adult websites became impaired, or if these online adult sites took additional steps to integrate their own payment services, iBill’s business would suffer.

iBill faces strong competitors and its market evolves rapidly. If iBill does not compete effectively, the demand for its product may decline, and its business would suffer.

The market for iBill products is emerging, intensely competitive and characterized by rapid technological change. iBill competes with existing payment methods and other companies. Many of these competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition or a larger base of customers in affiliated businesses than iBill has. The Company’s competitors may respond to new or emerging technologies and changes in customer requirements faster and more effectively than iBill can. They may devote greater resources to the development, promotion and sale of products and services than iBill can, and they may offer lower prices. These competitors have offered, and may continue to offer, their services for free in order to gain market share and we may be forced to lower iBill prices in response. Competing services tied to established banks and other financial institutions may offer greater liquidity and engender greater consumer confidence in the safety and efficacy of their services than iBill does. If these competitors acquired significant market share, this could result in iBill losing market share, which would have a material adverse effect on the Company’s business.

Changes to credit card association rules or practices could negatively affect iBill service and could result in a termination of its ability to accept credit cards. If iBill is unable to accept credit cards, its competitive position would be seriously damaged.

iBill must comply with the operating rules of the credit card associations and NACHA as they apply to merchants. The associations' member banks set these rules, and the associations interpret the rules. Some of those member banks compete with iBill. Visa, MasterCard, American Express or Discover could adopt new operating rules or interpretations of existing rules that iBill or its processors might find difficult or even impossible to comply with, in which case iBill could lose its ability to give customers the option of using credit cards to fund their payments. If iBill were unable to accept credit cards its competitive position would be seriously damaged.

MasterCard has announced that, effective May 1, 2004, it will require each customer that regularly uses iBill to accept payment for goods or services to enter into a contract with the bank that processes MasterCard transactions for iBill and to agree to observe MasterCard rules. iBill believes it can comply with this rule through changes to its User Agreement, but the Company is unable at this time to predict precisely how this rule will affect its business. It could require iBill to change the relationship among its customers and its credit card processing bank in ways that could increase the Company’s costs, reduce the attractiveness of its service, or both.

American Express has instituted a policy of not processing credit card charges for online adult-related content. If other credit card processing companies were to implement a similar policy, this could have a material adverse effect on iBill business, results of operations and financial condition.

iBill faces significant risks of losses due to fraud and disputes between senders and recipients.

iBill faces significant risks of loss due to fraud and disputes between senders and recipients, including:

•

unauthorized use of credit card and bank account information and identity theft;

•

merchant fraud and other disputes over the quality of goods and services;

•

breaches of system security;

•

employee fraud; and

•

use of the iBill system for illegal or improper purposes.

When a customer pays a merchant for goods or services through iBill using a credit card and the cardholder is defrauded or otherwise disputes the charge, the full amount of the disputed transaction gets charged back to iBill and its credit card processor levies additional fees against it, unless iBill can successfully challenge the chargeback. Chargebacks may arise from the unauthorized use of a cardholder's card number or from a cardholder's claim that a merchant failed to perform. If iBill chargeback rate becomes excessive, credit card associations can require iBill to pay fines and could terminate its ability to accept their cards for payments. Early in 2004, as a result of high chargeback rates in the second half of 2003, MasterCard determined that iBill violated its operating rules by having excessive chargebacks and fined iBill card processor $5,800,000, which was subsequently passed on to iBill. Although iBill resolved this situation to MasterCard's satisfaction and has reduced its chargeback rate, iBill cannot assure you that new causes of excessive chargebacks will not arise in the future.

iBill has taken measures to detect and reduce the risk of fraud, but it cannot assure you of their effectiveness. If these measures do not succeed, iBill business will suffer.

iBill incurs chargebacks and other losses from merchant fraud, payment disputes and insufficient funds.

iBill incurs substantial losses from merchant fraud, including claims from customers that merchants have not performed, that their goods or services do not match the merchant's description or that the customer did not authorize the purchase. iBill also incurs losses from erroneous transmissions and from customers who have closed bank accounts or have insufficient funds in them to satisfy payments. iBill’s liability for such items could have a material adverse effect on its business and result in iBill losing the right to accept credit cards for payment. If iBill is prohibited from accepting credit cards for payment, its ability to compete could be impaired, and its business would suffer.

Unauthorized use of credit cards and bank accounts could expose iBill to substantial losses. If the Company is unable to detect and prevent unauthorized use of cards and bank accounts, its business would suffer.

The highly automated nature of, and liquidity offered by, iBill payment product makes it an attractive target for fraud. In configuring iBill product, it faces an inherent trade-off between customer convenience and security. Identity thieves and those committing fraud using stolen credit card or bank account numbers, often in bulk and in conjunction with automated mechanisms of online communication, potentially can steal large amounts of money from businesses such as iBill’s. iBill believes that several of its current and former competitors in the electronic payments business have gone out of business or significantly restricted their businesses largely due to losses from this type of fraud. iBill expects that technically knowledgeable criminals will continue to attempt to circumvent its anti-fraud systems, which can result in a significant adverse impact on iBill’s ability to remain in business.

Security and privacy breaches in iBill electronic transactions may expose it to additional liability and result in the loss of customers, either of which events could harm iBill business and cause its stock price to decline.

Any inability on iBill’s part to protect the security and privacy of its electronic transactions could have a material adverse effect on iBill profitability. A security or privacy breach could expose the Company to additional liability; increase its expenses relating to resolution of these breaches; and deter customers from using its product. Any failures in iBill security and privacy measures could have a material adverse effect on its business, financial condition and results of operations.

iBill could incur substantial losses from employee fraud and, as a result, its business would suffer.

The large volume of payments that iBill handle for its customers makes it vulnerable to employee fraud or other internal security breaches. There is no assurance that iBill internal security systems will prevent material losses from employee fraud.

iBill payment system might be used for illegal or improper purposes, which could expose the Company to additional liability and harm its business.

Despite measures iBill has taken to detect and prevent identify theft, unauthorized uses of credit cards and similar misconduct, iBill payment system remains susceptible to potentially illegal or improper uses. These may include illegal online gaming, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. Despite measures iBill has taken to detect and lessen the risk of this kind of conduct, the Company cannot assure you that these measures will succeed. IBill’s business could suffer if customers use its system for illegal or improper purposes.

In addition, iBill’s classify merchants who historically have experienced significant chargeback rates, such as online gaming-related service providers and online gaming merchants, as "higher risk". The legal status of many of these higher risk accounts is uncertain, and if these merchants are prohibited or restricted from operating in the future, iBill’s revenue from fees generated from these accounts would decline. Proposed legislation has been introduced in the U.S. Congress to clarify that operation of an Internet gaming business violates federal law, and to prohibit payment processors such as iBill from processing payments for online gaming merchants. Even if this proposed legislation is not enacted, online gaming merchants could be determined to violate existing federal and state gambling laws. In particular, the New York State Attorney General recently stated that even under current law, the processing of known gambling transactions may lead to liability for facilitating or aiding and abetting the underlying activity. If the online gaming merchants that accept iBill are operating illegally, iBill could be subject to civil and criminal lawsuits, administrative action and prosecution for, among other things, money laundering or for aiding and abetting violations of law. iBill would lose the revenues associated with these accounts and could be subject to material penalties and fines, both of which would seriously harm its business.

iBill is subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict.

There are currently few laws or regulations that apply specifically to the sale of goods and services on the Internet. The application to iBill of existing laws and regulations relating to issues such as banking, currency exchange, online gaming, electronic contracting, consumer protection and privacy is unclear. IBill’s liability if its customers violate laws on pricing, taxation, impermissible content, intellectual property infringement, unfair or deceptive practices or quality of services is also unclear. In addition, iBill may become subject to new laws and regulations directly applicable to the Internet or the Company’s activities. Any existing or new legislation applicable to iBill could expose it to substantial liability, including significant expenses necessary to comply with these laws and regulations, and reduce use of the Internet on which iBill depends. In addition, any increase in the taxation of electronic commerce transactions may make the Internet less attractive for consumers and businesses, which could have a material adverse effect on iBill business, results of operations and financial condition.

iBill financial success will remain highly sensitive to changes in the rate at which its customers fund payments using credit cards rather than bank account transfers or existing iBill account balances. The Company’s profitability could be harmed if the rate at which customers fund using credit cards goes up.

iBill pays significant transaction fees when senders fund payment transactions using credit cards, nominal fees when customers fund payment transactions by electronic transfer of funds from bank accounts and no fees when customers fund payment transactions from an existing iBill account balance. Senders may resist funding payments by electronic transfer from bank accounts because of the greater protection offered by credit cards, including the ability to dispute and reverse merchant charges, because of frequent flier miles or other incentives offered by credit cards or because of generalized fears regarding privacy or loss of control in surrendering bank account information to a third party.

Increases in credit card processing fees could increase iBill’s costs, affect its profitability, or otherwise limit iBill operations.

From time to time, Visa, MasterCard, American Express and Discover increase the interchange fees that they charge for each transaction using their cards. MasterCard implemented an increase to its interchange fees effective April 2002. iBill credit card processors have the right to pass any increases in interchange fees on to iBill. Any such increased fees could increase iBills’ operating costs and reduce its profit margins. Furthermore, iBill credit card processors require the Company to pledge cash as collateral with respect to its acceptance of Visa, MasterCard, American Express and Discover and the amount of cash that iBill is required to pledge could be increased at any time.

Customer complaints or negative publicity about iBill customer service could adversely affect use of its product and, as a result, its business could suffer.

Customer complaints or negative publicity about iBill customer service could severely diminish consumer confidence in and use of iBill services. Breaches of iBill customers' privacy and its security measures could have the same effect. Measures iBill sometimes takes to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with iBill’s customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could impact iBill profitability significantly. IBill’s inability to manage or train its customer service representatives properly could compromise iBill’s ability to handle customer complaints effectively. If it does not handle customer complaints effectively, its reputation may suffer and iBill may lose its customers' confidence.

iBill may experience breakdowns in its payment processing system that could damage customer relations and expose iBill to liability, which could affect adversely its ability to provide reliable service.

A system outage or data loss could have a material adverse effect on the iBill business, financial condition and results of operations. To operate iBill’s business successfully, iBill must protect its payment processing and other systems from interruption by events beyond its control. iBill depends on two third parties for co-location of its data servers and rely upon these third parties for the physical security of its servers. iBill servers currently reside in facilities in Deerfield Beach, Florida. Currently iBill is not able to switch instantly to another back-up site in the event of failure of the main server site. This means that an outage at one facility could result in iBill system being unavailable for at least several hours. This downtime could result in increased costs and lost revenues, which would be detrimental to iBill’s business.

iBill’s infrastructure could prove unable to handle a larger volume of customer transactions.

iBill’s failure to accommodate transaction growth could impair customer satisfaction, lead to a loss of customers, impair our ability to add customers or increase its costs, all of which would harm the Company’s business. In addition, since iBill merchant customers use its processing services and products for critical transactions, any errors, defects or other infrastructure problems could result in damage to their businesses. These customers could seek significant compensation from iBill for their losses. Even if unsuccessful, this type of claim likely would be time consuming and costly for iBill to address.

iBill may not protect its proprietary technology effectively, which would allow competitors to duplicate its products. This would make it more difficult for iBill to compete with them.

iBill’s success and ability to compete in its markets depend, in part, upon its proprietary technology. iBill relies primarily on copyright, trade secret and trademark laws to protect its technology including the source code for its proprietary software, documentation and other proprietary information. While iBill has filed five patent applications, it has not been granted any patents for features of its electronic payment processing system. There is no assurance that any of iBill’s patent applications will be granted or that if they are granted, they will be valid. A third party might try to reverse engineer or otherwise obtain and use iBill’s technology without its permission, allowing competitors to duplicate iBill products. In addition, the laws of some countries in which iBill sells its product may not protect software and intellectual property rights to the same extent as the laws of the U.S.

iBill depends on increasing development of the Internet

iBill’s business depends, in part, upon the Internet to generate business-to-business commerce and provide Web-enabled software access to customers. The Internet’s viability for conducting commerce and business profitably has not yet been fully established. Several factors may slow the growth of, or otherwise impede, online commerce including the lack of or slow development of enabling technologies, performance improvements and other necessary infrastructure, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased or more stringent regulation or taxation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally. The occurrence of any of these events would have a material, adverse effect on the iBill business, financial condition and results of operations.

IBill’s business strategy depends on the development and maintenance of strategic relationships

IBill’s success will depend in part on its ability to develop and maintain strategic relationships. The Company believes that such relationships will be important in order to validate iBill business strategy, facilitate broad market acceptance of its products and enhance its sales, marketing and distribution capabilities. Although iBill is currently negotiating arrangements with certain companies, it currently has entered into few formal strategic relationships. These relationships are still tenuous and there is no assurance that iBill will be able to enter into more of them or build upon those it has entered into. Any inability on iBill’s part to develop, attract or maintain strategic relationships, or the termination of one or more successful relationships, could have a material, adverse effect on its business, financial condition, results of operations and future prospects.

Workplace and other restrictions on access to the Internet may limit user traffic on iBill web sites.

Many offices, businesses and educational institutions restrict employee and student access to the Internet. Because iBill revenues are dependent on user traffic on its sites, an increase in these types of restrictions, or other similar policies, could harm the Company’s business, financial condition and operating results. In addition, access to iBill Web sites outside the United States may be restricted by governmental authorities or Internet service providers. If these restrictions become more prevalent, iBill growth could be hindered.

iBill faces potential liability for Internet content.

iBill faces potential liability for negligence, copyright, patent, trademark infringement, defamation, indecency, disparagement and other claims based on the nature and content of the materials that iBill transmits. In addition, iBill could be exposed to liability with respect to the unauthorized duplication or transmission of content. Insurance may not cover potential claims of this type or may not be adequate to indemnify iBill for all liability that may be imposed. In addition, the indemnification for such liability that iBill generally requires from its content providers may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on iBill business, results of operations and financial condition.

The adult-oriented content of iBill Web sites may also subject the Company to obscenity charges or other legal claims. iBill may also be subject to claims based upon the content that is available on its Web sites through links to other sites and in jurisdictions in which the Company has not previously distributed content. Implementing measures to reduce iBill’s exposure to this liability may require iBill to take steps that would substantially limit the attractiveness of its Web sites or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

ITEM 9.01

Financial Statements and Exhibits.

Exhibits

Exhibit	Description

2.1

Settlement and securities purchase agreement, dated as of September 21, 2004 (the “PMG Stock Purchase
Agreement”), with PET Capital Partners LLC, Absolute Return Europe Fund, Susan Devine, NAFT
Ventures I LLC, Marc H. Bell, Daniel Staton (collectively, the “Bell/Staton Group”), Penthouse
International, Inc., The Molina Vector Investment, and Milberg Weiss Bershad & Schulman LLP, as
escrow agent.

2.2	Stockholders agreement, dated October 19, 2004 among the Bell/Staton Group and the Company.
2.3	August 22, 2004 securities purchase agreement, as amended, between the Company and Penthouse International, Inc. (“PII”) and Certificate of Series D Convertible Preferred Stock.
10.1	Form of subscription agreement, dated as of September 20, 2004, between the Company and holders of 10% convertible subordinated secured notes of the Company due 2009 (the “10% Notes”).
10.2	Form of 10% Note.
10.3	Form of security agreement between the Company and holders of 10% Notes.
10.4	Form of pledge agreement among the Company, the holders of 10% Notes and holders of Series F preferred stock.
10.5

Form of subscription agreement, dated as of September 20, 2004, between the Company and Monarch
Pointe Fund, Ltd., as holder of 35,000 shares of Series E convertible preferred stock (the “Series E
Preferred”).

10.6	Certificate of designation for Series E Preferred Stock.
10.7

Form of subscription agreement, dated as of September 28, 2004, between the Company and Castlerigg
Master Investments Limited and Vestcap International Management Limited, as holders of 34,500 shares of Series F convertible senior secured preferred stock (the “Series F Preferred”).

10.8	Certificate of designation for Series F Preferred Stock.
10.9	Form of security agreement between the Company and holders of Series F Preferred Stock.
10.10	Form of pledge agreement among the Company, the holders of 10% Notes and holders of Series F preferred stock.
10.11	September 23, 2004 stock purchase agreement among GMI Investment Partners, Penthouse International, Inc. and the Company
10.12	Certificate of designation for Series G convertible preferred stock issuable to GMI Partners (the “Series G Preferred”).
10.13	Form of registration rights agreement between the Company and holders of Transaction Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARE CONCEPTS I, INC.

Dated: October 25, 2004	By:	/s/ STEVE MARKLEY
Steve Markley Chief Executive Officer

INDEX TO EXHIBITS

Exhibit	Description

2.1

Settlement and securities purchase agreement, dated as of September 21, 2004 (the “PMG Stock Purchase
Agreement”), with PET Capital Partners LLC, Absolute Return Europe Fund, Susan Devine, NAFT
Ventures I LLC, Marc H. Bell, Daniel Staton (collectively, the “Bell/Staton Group”), Penthouse
International, Inc., The Molina Vector Investment, and Milberg Weiss Bershad & Schulman LLP, as
escrow agent.

2.2	Stockholders agreement, dated October 19, 2004 among the Bell/Staton Group and the Company.
2.3	August 22, 2004 securities purchase agreement, as amended, between the Company and Penthouse International, Inc. (“PII”) and Certificate of Series D Convertible Preferred Stock.
10.1	Form of subscription agreement, dated as of September 20, 2004, between the Company and holders of 10% convertible subordinated secured notes of the Company due 2009 (the “10% Notes”).
10.2	Form of 10% Note.
10.3	Form of security agreement between the Company and holders of 10% Notes.
10.4	Form of pledge agreement among the Company, the holders of 10% Notes and holders of Series F preferred stock.
10.5

Form of subscription agreement, dated as of September 20, 2004, between the Company and Monarch
Pointe Fund, Ltd., as holder of 35,000 shares of Series E convertible preferred stock (the “Series E
Preferred”).

10.6	Certificate of designation for Series E Preferred Stock.
10.7

Form of subscription agreement, dated as of September 28, 2004, between the Company and Castlerigg
Master Investments Limited and Vestcap International Management Limited, as holders of 34,500 shares of Series F convertible senior secured preferred stock (the “Series F Preferred”).

10.8	Certificate of designation for Series F Preferred Stock.
10.9	Form of security agreement between the Company and holders of Series F Preferred Stock.
10.10	Form of pledge agreement among the Company, the holders of 10% Notes and holders of Series F preferred stock.
10.11	September 23, 2004 stock purchase agreement among GMI Investment Partners, Penthouse International, Inc. and the Company
10.12	Certificate of designation for Series G convertible preferred stock issuable to GMI Partners (the “Series G Preferred”).
10.13	Form of registration rights agreement between the Company and holders of Transaction Securities.